UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2010

TRX, INC.

(Exact Name Of Registrant As Specified In Charter)

Georgia	000-51478	58-2502748
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2970 Clairmont Road, Suite 300 Atlanta, Georgia 30329

(Address of principal executive offices, including zip code)

(404) 929-6100

(Registrant’s telephone number, including area code)

Not applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 6, 2010, TRX Technologies India Private Limited (“TRX India”) entered into a new Lease Deed (the “Lease”) with Mr. Azeez Mohammed, M/s. Kay Arr & Company, et al,, (the “Landlord”) pursuant to which we will rent approximately 29,000 square feet of office space in Bangalore, India. We plan to relocate our existing Bangalore operations to the new location and we have given the required notice to our existing landlord terminating our current lease. The Lease has an initial term of five years and shall commence on January 1, 2011 or upon the Landlord’s completion of certain tenant improvements, whichever is later. We have an option to terminate the Lease at the end of three years or extend the term of the Lease for an additional five-year term, subject to the satisfaction of certain conditions specified in the Lease.

The Lease and a related maintenance agreement provides for approximate annual lease and maintenance payments of $0.5 million. As security for our obligations under the Lease, we delivered to the Landlord a deposit in the amount of $0.3 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRX, INC.
(Registrant)

Date: October 12, 2010	/s/ David D. Cathcart
David D. Cathcart Chief Financial Officer